Exhibit 2.02

                       CERTIFICATE OF OWNERSHIP AND MERGER
                                     MERGING
                    FRANCHISE FINANCE CORPORATION OF AMERICA
                                      INTO
                               FFCA MARYLAND CORP.

     Franchise Finance Corporation of America, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"),

     DOES HEREBY CERTIFY:

     FIRST: That the Corporation was incorporated on June 22, 1993, pursuant to the General Corporation Law of the State of Delaware.

     SECOND: That the Corporation owns all of the outstanding shares of common stock, $.01 par value per share, of FFCA Maryland Corp., incorporated on March 6, 2000, pursuant to the Maryland General Corporation Law ("Subsidiary"), and having no class of stock outstanding other than such shares of common stock.

     THIRD: That the Corporation, by the following resolutions of its Board of Directors, duly adopted at a meeting on January 28, 2000, determined to, subject to the approval of its stockholders, and, effective upon December 31, 2000, does merge itself into Subsidiary:

          RESOLVED, that the Board of Directors has determined that it is in the best interest of the Corporation to reincorporate the Corporation in the State of Maryland through the merger of the Corporation into a newly created, wholly owned Maryland corporation, and the Executive Officers of the Corporation are, and each of them hereby is, authorized, empowered and directed to take any and all action deemed necessary or appropriate to submit a proposal to the Corporation's shareholders at the Annual Meeting to approve such merger, including, but not limited to, the preparation, execution and delivery of an agreement and plan of merger and, upon receiving the approval of the Corporation's shareholders, the execution, delivery and filing of an appropriate certificate of merger with the Secretary of State of the State of Delaware and articles of merger with the State Department of Assessments and Taxation of the State of Maryland; and

     FOURTH: That the merger contemplated by this Certificate of Ownership and Merger has been approved by the holders of at least a majority of the outstanding shares of stock of the Corporation at a meeting duly called for the purpose and adopted, approved, certified and acknowledged by the Corporation in accordance with the laws of the State of Delaware, under which the Corporation is organized.

     FIFTH: That Subsidiary hereby agrees that it may be served with process in the State of Delaware in any proceeding for the enforcement of any obligation of the Corporation arising from the merger and hereby irrevocably appoints the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings and agrees that service of any such process may be made by personally delivering to and leaving with such Secretary of State of the State of Delaware duplicate copies of such process;
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and hereby authorizes the Secretary of State of the State of Delaware to send forthwith by registered mail one of the duplicate copies of such process addressed to it at 17207 North Perimeter Drive, Scottsdale, Arizona 85255-5402 unless Subsidiary shall hereafter designate in writing to such Secretary of State of the State of Delaware a different address for such process, in which case the duplicate copy of such process shall be mailed to the last address so designated.

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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of
Ownership and Merger to be signed by its President, this 26th day of December, 2000.


                                    /s/ Christopher H. Volk
                                    -----------------------------
                                    Christopher H. Volk,
                                    President

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